UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2015 (September 15, 2015)

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, Suite 1500

Stamford, CT 06901

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 328-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director Appointment

On September 15, 2015, Harman International Industries, Incorporated (“Harman”), upon the recommendation of the Nominating and Governance Committee of Harman’s Board of Directors (the “Board”), appointed Robert Nail as a director of Harman, effective immediately. The Board expanded its size from ten to eleven and appointed Mr. Nail to fill the resulting vacancy. Mr. Nail will serve on the Board until the 2015 Annual Meeting of Stockholders, or until his respective successor is duly elected and qualified. Mr. Nail has not been named to any committee of the Board at this time.

Mr. Nail, age 42, is the Associate Founder and Chief Executive Officer of Singularity University (“Singularity”), a private corporation that provides educational programs, innovative partnerships and a startup accelerator to help individuals, businesses, institutions, investors, NGOs and governments utilize cutting-edge technologies. Prior to his appointment as Chief Executive Officer of Singularity in October 2011, in October 2009 Mr. Nail co-founded Alite Designs, Inc. (“Alite”), a privately owned company that designs, manufactures, and markets products for outdoor use. From 2007 until 2009, Mr. Nail served as the General Manager for the Automation Solutions Division of Agilent Technologies Inc. (“Agilent”), a publicly traded life sciences, diagnostics and applied chemical markets company. Prior to his position with Agilent, in 1999 Mr. Nail co-founded Velocity11, a designer, manufacturer and marketer of robotic solutions for cancer research and drug discovery, where he served until it was acquired by Agilent in 2007. Mr. Nail is currently a member of the board of directors of Alite and Light & Motion, Inc., a privately owned company that designs and manufactures lighting solutions for outdoor and underwater activities.

Mr. Nail’s qualifications to serve on the Board include his extensive expertise and experience in the areas of technology, emerging markets and innovation, as well as the comprehensive management and leadership experience he has gained in founding multiple corporations and most recently as the Chief Executive Officer of a benefit corporation focusing on expanding the reach of innovative technologies.

Mr. Nail is entitled to receive Harman’s standard non-employee director compensation, as described in Harman’s definitive proxy statement, filed with the Securities and Exchange Commission on October 22, 2014, under “The Board, Its Committees and Its Compensation — Director Compensation.” As a new member of the Board, Mr. Nail will be granted a pro-rata portion of the annual equity grant to directors of restricted stock units (“RSUs”) having a grant date fair market value of $29,589. The RSUs vest on the first anniversary of the date of grant. The foregoing description of the RSUs does not purport to be complete and is qualified in its entirety by reference to the form of Restricted Share Unit Agreement for Non-Officer Directors, previously filed as Exhibit 10.1 to Harman’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2015.

In fiscal 2015, Harman joined Singularity’s Innovation Partnership Program, which is an innovation ecosystem for Fortune 500 companies to collaborate in the areas of technology, entrepreneurship, innovation and business strategy. In fiscal 2015, Harman also purchased a Corporate Labs Membership from Singularity, providing Harman with access to educational programs, facilities and network connections. Payments to Singularity in fiscal 2015 totaled, in the aggregate, approximately $575,000. In addition to being an Associate Founder and the Chief Executive Officer of Singularity, Mr. Nail owns approximately 6.6% of the outstanding equity of Singularity and holds a $350,000 convertible note issued by Singularity. The terms of Harman’s transactions with Singularity were negotiated on an arms-length basis and were fair and in the best interests of Harman. Harman believes that there are no other transactions in which Mr. Nail has an interest requiring disclosure under Item 404(a) of Regulation S-K.

There are no arrangements or understandings between Mr. Nail, on the one hand, and any other person, on the other hand, pursuant to which Mr. Nail was elected as a director. Mr. Nail meets the independence criteria set forth in Harman’s corporate governance guidelines and applicable rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. Harman will enter into an indemnification agreement with Mr. Nail in the form previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2009.

Changes to Chief Executive Officer Compensation

On September 15, 2015, the Compensation & Option Committee of the Board approved the following change to the compensation of Dinesh C. Paliwal, Chairman, President and Chief Executive Officer of Harman, for fiscal year 2016: the value of Mr. Paliwal’s target long-term incentive award was increased to $7.0 million from $4.97 million in fiscal year 2015. The remainder of Mr. Paliwal’s compensatory arrangements for fiscal year 2016 are materially consistent with the terms previously disclosed by Harman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Todd A. Suko
Todd A. Suko
Executive Vice President and General Counsel

Date: September 18, 2015